ITEM 77Q
CITIFUNDS INSTITUTIONAL TRUST
CITI INSTITUTIONAL LIQUID RESERVES
CITI INSTITUTIONAL US TREASURY RESERVES
CITI INSTITUTIONAL TAX FREE RESERVES
CITI INSTITUTIONAL CASH RESERVES
CITI INSTITUTIONAL ENHANCED INCOME FUND


     On December 1, 2005, Citigroup Inc. completed the sale of substantially all of its asset management business, Citigroup Asset Management ("CAM"), which includes the Adviser, to Legg
Mason, Inc. in exchange for the broker-dealer and investment banking businesses of Legg Mason and certain other considerations (the "Transaction"). The consummation of the Transaction resulted in the automatic termination of the Fund's management agreement in accordance with the Investment
Company Act of 1940, as amended (the "1940 Act").

     Prior to the closing of the Transaction, the Fund's Board approved a new management agreement between the Fund and the Adviser (the "New Management Agreement") and authorized the
Fund's officers to submit the New Management Agreement to Fund shareholders for their approval. Fund shareholders were sent notice of the shareholder meeting and a proxy statement in September, 2005. The proxy statement included the factors the Board considered in approving the New Management Agreement.
These factors, as included in the proxy statement, are set forth below.

     On June 23, 2005, Citigroup entered into a definitive agreement (the "Transaction Agreement") with Legg Mason. On
July 11, 2005, members of the Board discussed with CAM management and certain senior Legg Mason representatives the Transaction and Legg Mason's general plans and intentions regarding the Fund, including the preservation, strengthening and growth of CAM's business and its combination with Legg Mason's business. Among other things, the Board Members also inquired about the plans for and anticipated roles and responsibilities of certain CAM employees and officers after the Transaction.

     At a meeting held in person on August 7, 2005, the Fund's Board, including a majority of the Board Members who are not "interested persons" of the Fund or the Adviser as defined in the 1940 Act (the "Independent Board Members"), approved the New Management Agreement. To assist the Board in its consideration of the New Management Agreement, Legg Mason provided materials and information about Legg Mason, including its financial condition and asset management capabilities and organization, and CAM provided materials and information about the Transaction between Legg Mason and Citigroup.
Representatives of CAM and Legg Mason and/or Western Asset Management and its affiliates ("Western Asset") also made presentations to and responded to questions from the Board. The Independent Board Members, through their independent legal counsel, also requested and received additional information from CAM and Legg Mason in connection with their consideration of the New Management Agreement. The additional information was provided in advance of and at the August meeting. After the presentations and after reviewing the written materials provided, the Independent Board Members met in executive session with their counsel to consider the New Management Agreement.

   The Independent Board Members conferred separately and with their counsel about the Transaction on a number of occasions, including in connection with the July and August meetings.

   In their deliberations concerning the New Management
Agreement, among other things, the Board Members considered:

   (i) the automatic termination of the current management agreement upon completion of the Transaction and the need for continuity of services provided under the current management agreement;

   (ii) the reputation, financial strength and resources of Legg
Mason and its investment advisory subsidiaries;

   (iii) that, following the Transaction, CAM will be part of an organization focused on the asset management business;

   (iv) that Legg Mason and its wholly-owned subsidiary, Western Asset, are experienced and respected asset management firms, and that Legg Mason has advised the Board Members that (a) it intends to combine the fixed income investment operations (including money market fund operations) of CAM with those of Western Asset and may also wish to combine other CAM operations with those of other
Legg Mason subsidiaries; (b) after the closing of the Transaction, it will take steps to combine the investment management operations of Western Asset with the fixed income operations of the Adviser, which, among other things, may involve Western Asset and the Adviser sharing common systems and procedures, employees (including portfolio managers), investment and trading platforms, and other resources; (c) it is expected that these combination processes will result in changes to portfolio managers or portfolio management teams for a number of the CAM funds, subject to Board consent and appropriate notice to shareholders, and that, in other cases, the current portfolio managers or portfolio management teams will remain in place; and (d) in the future, it may recommend that Western Asset or other Legg Mason subsidiaries be appointed as the adviser or subadviser to some or all of the CAM funds, subject to applicable regulatory requirements;

   (v) that CAM management had advised the Board that a number of portfolio managers and other key CAM personnel would be retained after the closing of the Transaction;

   (vi) that CAM management and Legg Mason have advised the Board that following the Transaction, there is not expected to be any diminution in the nature, quality and extent of services provided to the Fund and their shareholders by the Adviser, including compliance services;

   (vii) that under the Transaction Agreement, Citigroup and Legg Mason have agreed not to take any action that is not contemplated by the Transaction or fail to take any action that to their respective knowledge would cause any of the requirements of Section 15(f) of the 1940 Act not to be met;

   (viii) the assurances from Citigroup and Legg Mason that, for a three-year period following the closing of the Transaction, Citigroup-affiliated broker-dealers will continue to offer the Fund as an investment product, and the potential benefits to Fund shareholders from this and other third-party distribution access;

   (ix) the potential benefits to Fund shareholders from being part of a combined fund family with Legg Mason-sponsored funds, including possible economies of scale and access to investment opportunities;

   (x) that Citigroup and Legg Mason would derive certain benefits from the Transaction and that, as a result, they have a financial interest in the matters that were being considered;

   (xi) the potential effects of regulatory restrictions on the Fund if Citigroup-affiliated broker-dealers remain principal underwriters of the Fund after the closing of the Transaction;

   (xii) the fact that the Fund's total advisory and administrative fees will not increase by virtue of the New
Management Agreement, but will remain the same;

   (xiii) the terms and conditions of the New Management
Agreement, including the differences from the current management agreement, and the benefits of a single, uniform form of agreement covering these services;

   (xiv) that the Fund would not bear the costs of obtaining shareholder approval of the New Management Agreement;

   (xv) that Citigroup and Legg Mason were negotiating a license arrangement that would permit the Fund to maintain its current name for some agreed upon time period after the closing of the Transaction; and

   (xvi) that the Board had recently performed a full annual review of the current management agreement as required by
the 1940 Act.   In that regard, the Board's deliberations
concerning the New Management Agreement reflected its prior evaluation of relevant factors, including the nature, quality and extent of services provided, costs of services provided, profitability, fall-out benefits, fees and economies of scale and investment performance considered in connection with the approval of the current management agreement and its determination that information provided by CAM and Legg
Mason management prior to and at the August meeting supported the continued appropriateness of such conclusions with respect to the New Management Agreement.

     No single factor reviewed by the Board was identified by the Board as the principal factor in determining whether to approve the New Management Agreement, and each Board Member attributed different weight to the various factors. The Independent Board Members were advised by separate independent legal counsel throughout the process. The Board also discussed the New
Management Agreement in private sessions with their independent legal counsel at which no representatives of the Adviser were present. In light of all of the foregoing, the Board approved the New Management Agreement and authorized the Fund's officers to submit the New Management Agreement to shareholders for their approval.





  The Board's deliberations in connection with that review were disclosed in the Fund's annual report, a copy of which is available upon request.